                                  Exhibit 23.1



              Consent of Independent Certified Public Accountants
              ---------------------------------------------------



The Board of Directors and Shareholders of
TranSwitch Corporation:

We consent to incorporation by reference in the registration statement on Form S-8 of TranSwitch Corporation of our report dated February 12, 1996, relating to the consolidated balance sheets of TranSwitch Corporation and subsidiary as of December 31, 1995 and 1994, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1995, and our report dated March 27, 1996 on the related financial statement schedule, which reports appear in the December 31, 1995, annual report on Form 10-K of TranSwitch Corporation.



                                                           KPMG PEAT MARWICK LLP

Stamford, Connecticut
May 10, 1996